SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING



                                                   SEC FILE NUMBER     001-32490

                                                   CUSIP  NUMBER


 | |   Form 10-K   |  |   Form 20-F   |  |  Form 11-K
 |X|   Form 10-Q   |  |   Form  NSAR  |  |  Form  N-CSR

For  the  period  ended:  DECEMBER  31,  2005

|  |   Transition  Report  on  Form  10-K
|  |   Transition  Report  on  Form  20-F
|  |   Transition  Report  on  Form  11-K
|  |   Transition  Report  on  Form  10-Q
|  |   Transition  Report  on  Form  NSAR

For  the  transition  period  ended:


 Read  attached  Instruction  Sheet Before Preparing Form. Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification related to a portion of the filing checked above, identify the item(s) to which notification relates:


 PART  I-REGISTRANT  INFORMATION




Full  name  of  Registrant:                               HYPERDYNAMICS  CORP
                                                          -------------------
Former  name  if  Applicable:
Address of Principal Executive Office (Street and Number):One Sugar Creek
                                                          Blvd., #125
City,  State  and  Zip  Code:                             Sugarland, Texas 77478

PART  II-RULE  12B-25(B)  AND  (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.(Check box if appropriate.)



     (a) The reasons described in detail in Part III of this form could not be eliminated without unreasonable effort or expense;

 |X| (b) The subject annual report, semi-annual report, transition report of Forms 10-K, 10-KSB, 20-F, 11-K, Form N-SAR or Form N-CSR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

 PART  III-NARRATIVE

 State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, 10-QSB, N-SAR, N-CSR or the transition report portion thereof could not be filed within the prescribed time period.

     The Registrant's quarterly report on Form 10-Q could not be filed within the prescribed time period because management has not yet completed our financial statements.

 PART  IV-OTHER  INFORMATION

      (1) Name and telephone number of person to contact in regard to this notification:


                Kent Watts       713              353-9400
                  (Name)     (Area Code)     (Telephone Number)


     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?
 |X|   Yes   |  |   No   If  the  answer  is  no,  identify  report(s)


     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                           |  |   Yes   |X|   No
If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

HYPERDYNAMICS  CORP

 Name  of  Registrant  as  Specified  in  Charter

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 14, 2006                             By:   /s/  Steven  M.  Plumb
      -----------------                                   ----------------------
                                                         Steven  M.  Plumb,  CPA
                                                         Chief Financial Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

ATTENTION
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).